AMENDED ARTICLES OF INCORPORATION

OF

ONLINE PROCESSING, INC.

         Pursuant to the provisions under the General Corporation Law of the State of Nevada, Online Processing, Inc. hereby adopts the following amended Articles of Incorporation:

ARTICLE I

The name of this corporation is Diguang International Development Co., Ltd.

ARTICLE II

The following amended Articles of Incorporation were adopted by unanimous consent of the majority shareholders of the corporation on February 28, 2006:

ARTICLE ONE

The name of this corporation is Diguang International Development Co., Ltd.

ARTICLE TWO

The period of the corporation's duration is perpetual.

ARTICLE THREE

The purpose or purposes for which the corporation is organized are to engage in and transact  any  or  all  lawful  business  for  which  corporations  may  be incorporated under the General Corporation Law of the State of Nevada.

ARTICLE FOUR

The amount of the total authorized capital stock of this corporation is Fifty Million (50,000,000) shares with a par value of $0.001 each, amounting to Fifty Thousand Dollars ($50,000.00).

Such stock may be issued from time to time without action by the stockholders for such consideration as may be determined, from time to time, by the Board of Directors and such shares so issued shall be deemed fully paid stock, and the holders of such stock shall not be liable for any further payments thereon.

ARTICLE FIVE

The  corporation  will  not  commence  business  until it has  received  for the issuance  of its  shares,  consideration  of the value of at least One  Thousand Dollars  ($1,000.00), consisting  of money, labor done, or property  actually received.

ARTICLE SIX

Directors shall be elected by majority vote.  Cumulative voting shall not be permitted.

ARTICLE SEVEN

The name and address of the registered agent and office of the corporation in Nevada is: Laughlin & Associates, Inc., 2533 N. Carson Street, Carson City, Nevada 89706.

ARTICLE EIGHT

The Bylaws of the corporation shall fix the number of directors.  The name and address of the person who will serve as director until the next annual meeting of the shareholders, or until after their successors are elected and qualified is:

                                 Jeanne Zachary

                        750 Interstate 30 East, Suite 170

                              Rockwall, Texas 75087

ARTICLE NINE

The name and address of the incorporator is:

                                 Jeanne Zachary

                        750 Interstate 30 East, Suite 170

                              Rockwall, Texas 75087

ARTICLE TEN

No holder of any stock of the corporation shall be entitled as a matter of right to purchase or subscribe for any part of any stock of the corporation authorized by these Articles or of any additional stock of any class to be issued by reason of any increase of the  authorized stock of the  corporation,  or of any bonds, certificates of indebtedness, debentures, warrants, options, or other securities convertible into any class of stock of the corporation, but any stock authorized by  these  Articles  or any  such  additional authorized  stock  or  securities convertible  into any  stock  may be  issued  and  disposed of by the  Board of Directors  to such  persons,  firms,  corporations,  or  associations  for such consideration  and upon such terms and in such manner as the Board of  Directors may in its discretion  determine  without offering any thereof on the same terms or on any terms  to  the  shareholders  then  of  record  or to  any  class  of shareholders,  provided only that such issuance may not be inconsistent with any provision of law or with any of the provisions of these Articles.

ARTICLE ELEVEN

Upon the election of the Board of Directors, the stock of the corporation may be issued in accordance with section 1244 of the United States Internal Revenue Code of 1986, as amended.

ARTICLE TWELVE

The initial Bylaws shall be adopted by the Board of Directors.  The Board of Directors may amend or repeal the Bylaws or adopt new Bylaws,  unless: (1) these Articles of

Incorporation or the General  Corporation Law of the State of Nevada reserves the power exclusively to the  shareholders in whole or in part; or (2) the  shareholders  in amending, repealing,  or  adopting  a  particular  bylaw expressly  provide  that the Board of Directors  may not  amend or repeal  that bylaw.  Unless  these  Articles  of Incorporation or a  bylaw  adopted  by the shareholders  provides  otherwise as to all or some portion of the corporation's Bylaws,  the  corporation's   shareholders  may  amend,  repeal,  or adopt the corporation's  Bylaws even though the Bylaws may also be amended,  repealed,  or adopted by the Board of Directors.

ARTICLE THIRTEEN

A director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for any act or omission in his capacity as a director, except to the extent otherwise expressly provided by a statute of the state of Nevada.  Any repeal or modification of this Article shall be prospective only, and shall not adversely affect any limitation of the personal liability of a director of the corporation existing at the time of the repeal or modification.

ARTICLE FOURTEEN

The number of shares of the corporation outstanding at the time of the adoption of the above amended Articles of Incorporation was 6,910,940 and the number of shares entitled to vote thereon was 6,910,940.

A majority of all of the  shares  of the  stock of the corporation that are issued and outstanding and entitled to vote on the adoption of the amended Articles of  Incorporation  has signed a consent in writing pursuant to the General  Corporation Law of the State of Nevada adopting such amended Articles of Incorporation.

IN WITNESS WHEREOF, I have hereunto set my hand, this 28th day of February 2006.

Terri Wonderly, President